Exhibit 16.1
February 23, 2024
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for ICON plc and, under the date of February 23, 2024, we reported on the consolidated financial statements of ICON plc as of and for the years ended December 31, 2023 and 2022 and the effectiveness of internal control over financial reporting as of December 31, 2023. In 2024 we were notified that ICON plc intend to appoint Ernst & Young Chartered Accountants as its principal accountant for the year ending December 31, 2025 and that the auditor-client relationship with KPMG will cease upon completion of the audit of ICON plc's consolidated financial statements as of and for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024, and the issuance of our reports thereon. We have read ICON plc’s statements included under Item 16F of its Form 20-F dated February 23, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with ICON plc’s statement that the appointment will be subject to the passing of an ordinary resolution confirming the appointment at the Company's 2025 Annual General Meeting.
Very truly yours,
/s/ KPMG